UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Rockwell Medical, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ROCKWELL MEDICAL, INC.

2018 ANNUAL MEETING OF SHAREHOLDERS

- FREQUENTLY ASKED QUESTIONS —

JUNE 12, 2018

Background

On April 30, 2018, Rockwell Medical, Inc. (the “Company”) filed a proxy statement (the “Proxy Statement”) for the Company’s 2018 Annual Meeting of Shareholders (the “Annual Meeting”), to be held on Thursday, June 21, 2018.  As of April 30, 2018, the Company planned to present five proposals for shareholder consideration at the Annual Meeting: (i) the approval of amendments to the Company’s Articles of Incorporation and Bylaws to declassify the Board of Directors; (ii) the election of one director, with Robert Chioini being named as the Company’s sole director nominee, (iii) the adoption of a new equity compensation plan, (iv) the approval of an advisory vote on executive compensation; and (v) the ratification of the selection of the Company’s independent registered public accounting firm.

Subsequent to the filing of the Proxy Statement and on May 22, 2018, the Board of Directors (the “Board”) terminated Mr. Chioini as the Company’s President and Chief Executive Officer. In connection with his termination as an officer of the Company and pursuant to the terms of his employment agreement with the Company, Mr. Chioini was deemed to have automatically resigned as a director of the Company. At a meeting of the Board on May 24, 2018, for consistency and clarity, the Board again voted to remove Mr. Chioini as the Company’s director nominee for election at the Annual Meeting.

Also on May 24, 2018, the Board terminated Thomas Klema as the Company’s Vice President, Chief Financial Officer, Secretary and Treasurer due to his actions taken in connection with Mr. Chioini’s termination.

On May 25, 2018, the Circuit Court for Oakland County (the “Court”) issued a Stipulated Order as a result of the Company filing a request for declaratory relief and a temporary restraining order against Messrs. Chioini and Klema. The Court, based upon the agreement of the parties, entered an order that for 21 days, Mr. Chioini and Mr. Klema cannot (i) enter the Company’s facilities; (ii) contact the Company’s employees; (iii) hold themselves out to the public as officers of the Company; (iv) file any documents with the Securities and Exchange Commission or any other regulatory body, on behalf of the Company; (v) issue any press releases, or other communications, on behalf of the Company; and (vi) have any contact with any customer or vendor of the Company, on behalf of the Company.

The Court also ordered the parties to engage in mediation during this period in an effort to resolve the underlying matter. The parties have agreed to meet for Court-ordered non-binding mediation on or about June 19, 2018.  The Court also requested the Board to refrain from making any material decisions regarding the matter without first addressing such decisions to the Court.

As of the date of this supplemental material, the litigation proceeding referred to in the aforementioned Form 8-K remains ongoing.

On June 7, 2018, the Company filed a supplement to the Proxy Statement for the purpose of clarifying and notifying shareholders of the following:

•                  the Annual Meeting will be conducted online and at the website, www.virtualshareholdermeeting.com/RMTI;

•                  that Mr. Chioini’s nomination for election to the Board at the Annual Meeting had been formally withdrawn by the Board and any votes received with respect to Mr. Chioini’s nomination (Proposal No. 2 in the Proxy Statement) will be discarded; and

•                  that the Company appointed proxies entitled to cast shares voted by proxy at the Annual Meeting would be Messrs. Wolin and Cooper.

This document provides answers to frequently asked questions relating to the foregoing events and the upcoming Annual Meeting.

Questions and Answers

Q:                                   When is the Annual Meeting?

A:                                   The Annual Meeting will be held at 10:00 a.m. (Eastern Time) on June 21, 2018.

Q:                                   Where will the Annual Meeting be held?

A:                                   The Annual Meeting will be held online. Shareholders can attend the Annual Meeting online by logging in at the following URL prior to the start of the Annual Meeting www.virtualshareholdermeeting.com/RMTI. To log in to the Annual Meeting, shareholders will need to provide the control number found on their proxy card or voting information form (as applicable).

Q:                                   What business will be voted upon at the Annual Meeting?

A:                                   There will be four items of business to be presented for a vote at the Annual Meeting: (i) approval of amendments to the Company’s Articles of Incorporation and Bylaws to declassify the Board of Directors; (ii) the adoption of a new equity compensation plan, (iii) the approval, by advisory vote, of executive compensation; and (iv) the ratification of the selection of the Company’s independent registered public accounting firm.  There will be no director candidates presented for election at the Annual Meeting and the size of the Board will automatically be decreased to six directors at the Annual Meeting.

Q:                                   What has happened to Proposal No. 2, the election of a single director for either a one-year term or a three-year term as set forth on the Proxy Statement mailed April 30, 2018?

A:                                   Because Mr. Chioini’s nomination has been withdrawn by the Board and no other nominee has been put forward by either the Board or any shareholders (in a manner permitted under the Company’s Bylaws), there are no director nominees who will be presented for a vote at the Annual Meeting. Accordingly, Proposal No. 2 will not be presented for a vote at the Annual Meeting and no votes will be cast on this proposal.

Q:                                   What will happen to any votes cast on Proposal No. 2?

A:                                   Because there are no director nominees who will be presented for a vote at the Annual Meeting, any votes received on Proposal No. 2 will be discarded and will not be cast with respect to this proposal.

Q:                                   Do I need to vote again?

A:                                   If you hold your shares in “street name” (in a brokerage account or through a bank) and you have already voted, you do not need to supply your broker or bank with a new voter instruction form. Approximately 97% of the shares outstanding on the record date are held in street name and thus holders of these shares will not need to vote again if they have already submitted voting instructions. However, shareholders who hold shares directly in record form (representing approximately 30 shareholders in total) will receive a new proxy card with the Broadridge control number needed to vote on the Broadridge system. Proxies cast previously by the record holders and delivered to our transfer agent, American Stock Trust & Transfer Company, will be discarded.

Q:                                   Given that Proposal No. 2 has been withdrawn and will not be presented for a vote at the Annual Meeting, will the Company now prepare and circulate a new proxy card that removes this proposal?

A:                                   For our record shareholders, Broadridge Financial Solutions, Inc. (“Broadridge”) mailed the supplement to the Proxy Statement and a new proxy card on or around June 7, 2018.  Broadridge advised the Company that it was not possible at this time to circulate a new form of proxy card that reflects the removal of Proposal No. 2.  Instead, Broadridge advised that the Company should simply discard any votes cast on Proposal No. 2. Accordingly, the Company will continue to solicit proxies on all other proposals and will discard votes received on Proposal No. 2, as this proposal will not be presented for a vote at the Annual Meeting.

Q:                                   How do I cast my ballot if I wished to vote “no” on Robert Chioini as a director nominee?  What if I wanted to vote “yes” for Mr. Chioini as a director nominee?

A:                                   There will be no vote on Mr. Chioini or any other director nominee at the Annual Meeting. Accordingly any votes received on Proposal No. 2 will be discarded. However, shareholders are urged to vote and return proxies for the remaining proposals that will be considered and acted upon at the Annual Meeting.

Q:                                   What will happen to the Board following the Annual Meeting?

A:                                   At the Annual Meeting, Patrick Bagley’s term as a Class III director will expire and the Board size will be reduced to six directors. With Mr. Chioini’s termination as President and Chief Executive Officer and automatic resignation from the Board, the Board previously decreased the size of the Board from eight directors to seven directors.

If Proposal No. 1 (declassify Board) is not approved at the Annual Meeting, the Board will consider at that time what actions may be appropriate to achieve a balance among the Board classes, which may include moving directors among the classes and/or appointing other members to the Board. No such actions are planned at this time.